Exhibit 99.1

Press Release

Triad Guaranty Inc. Announces Filing of Purported Class Action Lawsuit

WINSTON-SALEM, N.C., January 30, 2009 -- Triad Guaranty Inc. (NASDAQ GS: TGIC) today announced that on January 28, 2009 a purported federal securities class action lawsuit was filed in the U.S. District Court for the Middle District of North Carolina against the Company and certain of its current and former officers. The plaintiff purports to represent a class of persons who purchased or otherwise acquired the common stock of the Company between October 26, 2006 and November 10, 2008. The plaintiff contends that during this time period the defendants knowingly or recklessly made false statements about the Company, or failed to disclose adverse facts about the Company known to the defendants, resulting in purchases of the Company’s common stock by the plaintiff and members of the class at prices that were artificially inflated. The Company believes the plaintiff’s allegations are without merit and intends to vigorously contest the action.

About Triad Guaranty Insurance Corporation

Triad Guaranty Inc.’s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer pursuing a voluntary run-off of its existing in-force book of business.  For more information, please visit the Company’s web site at www.triadguaranty.com.

Certain of the statements contained in this release are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include estimates and assumptions related to economic, competitive, regulatory, operational and legislative developments. These forward-looking statements are subject to change, uncertainty and circumstances that are, in many instances, beyond our control and they have been made based upon our current expectations and beliefs concerning future developments and their potential effect on us. Actual developments and their results could differ materially from those expected by us, depending on the outcome of a number of factors, including our ability to complete the run-off of our existing in-force book of business, the possibility of general economic and business conditions that are different than anticipated, legislative, regulatory, and other similar developments, changes in interest rates, the housing market, the mortgage industry and the stock market, as well as the factors described under “Risk Factors” and under “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other reports and statements that we file with the Securities and Exchange Commission. Forward-looking statements are based upon our current expectations and beliefs concerning future events and we undertake no obligation to update or revise any forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, President and Chief Executive Officer, Triad Guaranty Inc.,

336.723.1282 ext. 1105 or kjones@tgic.com

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